CREDIT SUISSE

Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated December 1, 2010

Credit Suisse FX Factor USD Excess Return Index

Monthly Performance Report - November 2010

1 December 2010



Performance Statistics

	November	3 Months	YTD	12 Months	5 Years
Excess Return	-0.73%	-1.42%	-1.32%	0.46%	14.92%
Realized Volatility	5.70%	5.13%	5.57%	5.57%	5.23%
Sharpe Ratio	-1.45	-1.07	-0.23	0.11	0.55
Skew	-0.02	-0.22	-0.34	-0.34	-0.35
Kurtosis	-1.07	-0.72	4.01	3.61	2.31
Maximum Drawdown	-2.16%	-2.16%	-4.73%	-4.73%	-4.96%
Maximum Drawdown Date	23 Nov 10	23 Nov 10	03 Aug 10	03 Aug 10	23 Sep 08

Source: Credit Suisse - Nov 2005 to Nov 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Performance (past 12 months)


Index Level
250
245
240
235
230
225
220
FXFTERUS
Nov 09
Feb 10
May 10
Aug 10

Risk-Return Comparison (12 month rolling)


Return
15%
13%
11%
9%
7%
5%
3%
1%
-1%
-3%
-5%
CS Tremont Hedge Fund Index
MSCI World
FX Parker Index
FXFTERUS
Volatility
JP Morgan Global Bond Index
S&P GS Commodity Index
0%
5%
10%
15%
20%
25%
30%

Source: Bloomberg, Datastream, Credit Suisse-Nov 2009 to Nov 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Highlights

- The CS FX Factor Index registered a decline of 0.73% in November. Year to date, the FX Factor index is down by 1.32%, with a realised volatility of 5.57%.
- The intensification of stress in the euro area put a premature end to the powerful rally in risk that followed the much anticipated QE2 from the Fed.
- Momentum was the worst performing strategy in November, as the US dollar strongly rebounded across the board, and in particular against the euro and its periphery. Negative contributions emerged also from Growth, Value and Emerging Markets.
- On the other hand, Carry and Terms of Trade had a positive contribution, particularly in the emerging market space, thanks to the underperformance of the EMEA emerging market currencies.

Strategy Contribution

	3 Months	12 Months
Carry	0.67%	1.67%
EM	0.19%	-0.34%
Growth	-3.07%	1.02%
Momentum	2.48%	-0.48%
Terms of Trade	-0.27%	-1.01%
Value	-1.43%	-0.40%
Overall	-1.42%	0.46%

3 Months Rolling Contribution


4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
-5%
-6%
EM
Value
Momentum
Growth
Terms of Trade
Carry
FX Factor
Nov-09 / Feb-10
Feb-10 / May-10
May-10 / Aug-10
Aug-10 / Nov-10

Source: Credit Suisse - Nov 2009 to Nov 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Index Facts

Index Value (30 Nov 2010)	237.75
Bloomberg Index Ticker	FXFTERUS Index <GO>

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the prospectus, if you so request by calling 1-800-221-1037.

© Copyright 2010 Credit Suisse Group AG and/or its subsidiaries and affiliates. All rights reserved. This document has been prepared by Credit Suisse.